Exhibit 10.107

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “1st Amendment”) is made and entered into by and between Save The World Air, Inc. (the “Company”) and Greggory M. Bigger (“Executive”), effective as of September 1, 2013 (the “1st Amendment Effective Date”), with reference to the following:

RECITALS

A.	Effective as of February 1, 2012, the Company and Executive entered into that certain Employment Agreement (the “Employment Agreement”);
B.	It is the desire of the Company and Executive to amend the Employment Agreement, pursuant to the terms and conditions of this 1st Amendment, effective as of the 1st Amendment Effective Date.

NOW, THEREFORE, the parties hereto agree to amend the Employment Agreement, as follows:

I.            Section 3 of the Employment Agreement is hereby amended, as follows:

3.2    Base Salary. Executive shall receive a base salary of $290,000 per year.

3.3    Bonus. The following language shall be added to the end of Section 3.3:

Notwithstanding the foregoing, Executive shall be eligible to receive an annual cash bonus, within the discretion of the Company’s Board of Directors (“Board”). In exercising its discretion, the Board shall consider, among other things, the Company’s: (a) revenue; (b) earnings; (c) contracts; (d) cash position; (e) liquidity; (f) customers; (g) NASDAQ or other exchange listings; (h) market capitalization; (i) general financial condition; and (j) achievement of goals set forth in management’s yearly budgets, plans and projections. Any award of bonus shall be paid no later than forty-five (45) days following the filing of the Company’s Form 10-K with the SEC.

II.           Section 4 of the Employment Agreement is hereby amended, as follows:

4.8    Involuntary Termination: The following language shall be added to the end of Section 4.8:

(iii)    Any person, including all affiliates of such person, who is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities. Upon a Change of Control event, the Employment Agreement and all amendments thereto shall be deemed terminated, and Company shall pay Executive the amount set forth in Section 4.9, below, within ten (10) days from the Change of Control event.

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4.9    Payment Upon Termination: Section 4.9 of the Employment Agreement is hereby deleted and replaced with the following language:

In the event of a Change of Control, Executive shall be paid an amount equal to four (4) times his annual Base Salary as in effect on the date of the Change of Control, and all unvested stock options and warrants held by Executive shall immediately vest effective on the date of the Change of Control.

4.11    Payment on Termination Without Cause or Resignation for Good Reason: A new Section 4.11 shall be added to the Employment Agreement, as follows:

If Executive is terminated by the Company without cause or if he resigns for “good reason,” Executive shall be paid an amount equal to two (2) times his annual Base Salary as in effect on the date of the termination, payable, at the discretion of the Company, in one lump sum or in equal monthly installments during a term not to exceed thirty-six (36) months, less applicable withholding taxes. Additionally, all of Executive’s unvested options and warrants shall vest to the same extent as Executive would have become vested if he had remained employed by the Company for an additional two (2) years. “Good Reason” shall be defined to mean any reduction in Executive’s then current annual Base Salary of ten percent (10%) or more, or relocation of the Company’s principal executive office to a location more than twenty-five (25) miles outside of Santa Barbara, California, or a substantial change in the then current duties and responsibilities of Executive,

4.12    Payment on Termination for Cause. A new Section 4.12 shall be added to the Employment Agreement, as follows:

In the event of Executive’s termination for Cause, Executive shall be entitled to receive only his Base Salary accrued through the date of such termination, and nothing more, and all of Executive’s unvested options and warrants shall be canceled.

III.         If there are any inconsistencies between the Employment Agreement and this 1st Amendment, the terms and conditions of this 1st Amendment shall control.

IV.         Except for the changes set forth in this 1st Amendment, all terms and conditions in the Employment Agreement shall remain unchanged and in full force and effect.

Executed effective as of the 1st Amendment Effective Date.

SAVE THE WORLD AIR, INC.

By:  /s/ Cecil Bond Kyte

        Cecil Bond Kyte, Chief Executive Officer

By:  /s/ Gregg Bigger

        Greggory M. Bigger

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